UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  December 16, 2005

Cedar Shopping Centers, Inc.
(Exact name of registrant as specified in its charter)

Maryland	0-14510	42-1241468
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

44 South Bayles Avenue Port Washington, NY		11050-3765
(Address of principal executive offices)		(Zip Code)

(516) 767-6492
(Registrant’s telephone number,
including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.      Entry into a Material Definitive Agreement.

On December 16, 2005, Cedar Shopping Centers Partnership, L.P. (the “Company”) entered into an amendment to its Loan Agreement dated as of January 30, 2004, as previously amended, by and among Bank of America, N.A. and several other banks, and the Company. Pursuant to the amendment, the banking group increased their commitments under the Company’s secured revolving credit facility to a maximum of $200 million and amended certain other terms of the Loan Agreement. The Borrower under the credit facility is Cedar Shopping Centers Partnership, L. P., the operating company for Cedar Shopping Centers, Inc., and the lead arranger and Administrative Agent is Bank of America, N.A. The amendment includes the following: (1) the accordion feature has been increased to $300 million from $200 million, (2) the Company will be permitted to draw up to 70% of the value of the collateral (formerly 65%), (3) the interest rate margin will be reduced to a range of 120 to 165 basis points (formerly a range of 150 to 205 basis points) above LIBOR, depending on the Company’s leverage ratio, (4) the unused balance fee will be reduced to 15 basis points (formerly 15 or 20 basis points, depending on usage), (5) the term of the facility will be extended by one year to January 2008, with an additional one-year extension option, and (6) certain other covenants have also been amended to provide additional flexibility.

The information contained herein consists of a summary, prepared by management, of the described transaction. Such summary is intended to reflect and describe the terms and provisions of such transaction and is subject to the terms and provisions of the amendment filed together with this Report.

Item 9.01.      Financial Statements and Exhibits.

     (d)      Exhibits:

     10.1      Fourth Amendment To Loan Agreement, dated as of December 16, 2005, by and among Bank of America, N.A. (the “Administrative Agent”), Bank of America, N.A., Commerzbank AG New York Branch, PB Capital Corporation, Manufacturers and Traders Trust Company, Sovereign Bank, Raymond James Bank, FSB, Citizens Bank of Pennsylvania, KeyBank, National Association, and LaSalle National Bank (the “Lenders”), and Cedar Shopping Centers Partnership, L.P. (the “Borrower”).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CEDAR SHOPPING CENTERS, INC.

/s/ THOMAS J. O’KEEFFE
Thomas J. O’Keeffe
Chief Financial Officer
(Principal financial officer)

Dated: December 20, 2005